As filed with the Securities and Exchange Commission on May 31, 2013.
 Registration No.  333-175100

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

______________________

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

______________________

NORTHERN OIL AND GAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	95-3848122 (I.R.S. Employer Identification No.)
315 Manitoba Avenue, Suite 200 Wayzata, Minnesota (Address of Principal Executive Offices)	55391 (Zip Code)

Northern Oil and Gas, Inc. 2009 Equity Incentive Plan
(As Amended and Restated April 26, 2011)
(Full Title of the Plan)

Michael L. Reger Chairman and Chief Executive Officer Northern Oil and Gas, Inc. 315 Manitoba Avenue, Suite 200 Wayzata, Minnesota 55391 (Name and Address of Agent for Service)
Telephone number, including area code, of agent for service:  (952) 476-9800
______________________

Copies to:

John Haveman
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota  55402-3901
(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer ☑   Accelerated Filer ⁬   Non-accelerated Filer ⁬   Smaller Reporting Company ⁬

NORTHERN OIL AND GAS, INC.

EXPLANATORY NOTE

Northern Oil and Gas, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2011 (Registration Statement No. 333-175100 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Northern Oil and Gas, Inc. 2009 Equity Incentive Plan (As Amended and Restated April 26, 2011) (the “2009 Plan”).  The Prior Registration Statement registered 1,000,000 shares of Common Stock, which brought the total number of shares of Common Stock registered under the 2009 Plan, including shares registered pursuant to Registration Statement No. 333-160602, to 4,000,000.

The Company has since adopted a new equity incentive plan, the Northern Oil and Gas, Inc. 2013 Incentive Plan (the “2013 Plan”), which replaces the 2009 Plan.  As of May 23, 2013, the date the Company’s shareholders approved the 2013 Plan, no future awards may be made under the 2009 Plan.  According to the terms of the 2013 Plan, the shares of Common Stock that remained available for grant under the 2009 Plan as of May 23, 2013 are available for issuance under the 2013 Plan.  The total number of shares of Common Stock available for grant under the 2009 Plan and carried over to the 2013 Plan on May 23, 2013 was 623,547 (referred to herein as the “Carryover Shares”). The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available to be issued and sold pursuant to the 2013 Plan, including but not limited to the Carryover Shares.  The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2013 Plan due to outstanding awards under the 2009 Plan expiring, being forfeited or terminated, or settled in cash, and register such shares under a new registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on May 31, 2013.

NORTHERN OIL AND GAS, INC.

By /s/ Michael L. Reger
Michael L. Reger
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below on May 31, 2013 by the following persons in the capacities indicated:

Name	Title
/s/ Michael L. Reger Michael L. Reger Principal Executive Officer	Chairman and Chief Executive Officer
/s/ Thomas W. Stoelk Thomas W. Stoelk Principal Financial and Accounting Officer	Chief Financial Officer
/s/ Loren J. O’Toole* Loren J. O’Toole	Director
/s/ Jack King* Jack King	Director
/s/ Robert Grabb* Robert Grabb	Director
/s/ Lisa Bromiley* Lisa Bromiley	Director

* By: /s/ Michael L. Reger
Michael L. Reger
Attorney-in-fact